EXHIBIT 99.1

News

MGE Energy Reports First-Quarter 2026 Earnings

Madison, Wis., May 05, 2026—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the first quarter of 2026.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the first quarter of 2026 were $48.5 million, or $1.32 per share, compared to $41.6 million, or $1.14 per share, for the same period in the prior year.

Electric segment earnings increased $5.5 million for 2026 compared to 2025, a result of strategic capital investments that grew rate base. This growth remains largely driven by the successful deployment of key renewable energy projects.

Gas net income exhibited steady performance, with minimal variation compared to the first quarter of 2025.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2026	2025
Operating revenues	$242,703	$218,970
Operating income	$53,152	$52,865
Net income	$48,481	$41,592
Earnings per share - basic	$1.32	$1.14
Earnings per share - diluted	$1.32	$1.14
Weighted average shares outstanding - basic	36,590	36,511
Weighted average shares outstanding - diluted	36,620	36,539

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 170,000 customers in Dane County, Wis., and purchases and distributes natural gas to 180,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com